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                                                                     EXHIBIT 3.9


                            CERTIFICATE OF AMENDMENT
                             OF AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                OF EPIMMUNE INC.

        Epimmune Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

        FIRST: The name of the Corporation is Epimmune Inc..

        SECOND: The date on which the Corporation's original Certificate of Incorporation was filed with the Delaware Secretary of State is July 10, 1987.

        THIRD: The Board of Directors of the Corporation, acting in accordance with the provision of Sections 141 and 242 of the General Corporation Law of the State of Delaware adopted resolutions at a meeting held on March 4, 1999 to amend the first paragraph of Article V of the Amended and Restated Certificate of Incorporation of the Corporation to read in its entirety as follows:

        "The Corporation is authorized to issue two classes of shares designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of all classes of stock which the Corporation has authority to issue is 35,000,000 shares, consisting of 25,000,000 shares of Common Stock, each having a par value of $.01, and 10,000,000 shares of Preferred Stock, each having a par value of $.01."

        FOURTH: Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment of Amended and Restated Certificate of Incorporation was submitted to the stockholders of the Corporation and was duly approved by the required vote of stockholders of the Corporation in accordance with Sections 228 and 242 of the Delaware General Corporation Law. The total number of outstanding shares entitled to vote or consent to this Amendment was 6,026,455 shares of Common Stock, 859,666 shares of Series S Preferred Stock and 549,622 shares of Series S-1 Preferred Stock. A majority of the outstanding shares of Common Stock, Series S Preferred Stock and Series S-1 Preferred Stock, voting together as a single class, voted in favor of this Certificate of Amendment of Amended and Restated Certificate of Incorporation.


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        IN WITNESS WHEREOF, Epimmune Inc. has caused this Certificate of
Amendment to be signed by its President and attested to by its Assistant Secretary this 13th day of September, 1999.


                                       EPIMMUNE INC.


                                       /s/ Deborah A. Schueren
                                       -----------------------------------------
                                       Deborah A. Schueren
                                       President, Chief Executive Officer and
                                       Chief Financial Officer



ATTEST:

/s/ Robert W. Chesnut
-----------------------------
Robert W. Chesnut
Secretary


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